2831 Dexter Dr.  Elkhart, IN  46514
Phone: (574) 266-2534  Fax: (574) 266-3304

All American Group Acquires Exclusive Rights to Modular Home Designs from Wick Building Systems

Elkhart, Ind. —All American Group announces the license of intellectual property from the modular home division of Wick Building Systems located in Marshfield, WI. Through this transaction, All American Group has the exclusive rights to all of Wick’s designs for three distinct modular home product lines under the brand names of Artcraft Homes®, Marshfield Homes® and Rollohome®.  Wick is also referring its network of builders to All American Group for future orders of modular homes produced with Wick’s industry leading designs.

Wick is exiting the modular homes business to focus on a more profitable core business with its Wick Buildings division. They traditionally marketed modular homes through an independent builder network, serving 11 states in the north central region of the United States.

“This is a win-win for All American and Wick’s modular home builders,” stated Rick Bedell, President of All American Homes, LLC.  “We intend to continue offering these product lines to the Wick independent builder network, through the All American Homes modular manufacturing facilities. This will provide an immediate and uninterrupted supply of Wick designed homes to their current builder base, as well as add to production throughput for the All American manufacturing facilities.”

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies operating under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles through a joint venture with ARBOC Mobility, LLC.  All American Group is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

All American Group includes All American Homes, LLC and Mod-U-Kraf, LLC, which combined are one of the nation's largest builders of systems-built residential homes. Models range from single-story ranches to spacious two-story colonials to beautifully rustic log homes, under the Ameri-Log® brand. A line of solar homes that can generate low to zero energy bills is available under the Solar Village® brand. All American Building Systems, LLC, builds large scale projects such as apartments, condominiums, dormitories, hotels, military and student housing. The Company’s construction facilities are located in Colorado, Indiana, Iowa, North Carolina and Virginia.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For more information contact:
Bill Martin
Director of Marketing
Phone: (574) 266-2534
Email: bmartin@allamericanhomes.com

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
Phone: (574) 266-2500